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                                                                    EXHIBIT 3(h)
                                STATE OF DELAWARE
                            CERTIFICATE OF CORRECTION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

1. The name of the corporation is Catuity Inc.


2. That a Certificate of Amendment was filed by the Secretary of State of Delaware on November 29, 2004 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate to be corrected is as follows:

Article FOURTH should have specified that the Corporation's authorized shares were being reduced in the same ratio as the shares outstanding, as part of the reverse stock split being effected via the Certificate of Amendment.

4. Section I of Article FOURTH of the Certificate is corrected to read as follows:


         I. The total number of shares of stock that the Corporation shall have authority to issue is Seven Million Three Hundred Thirty Three Thousand Three Hundred Thirty Four (7,333,334) shares, which shall be divided into two classes as follows:

    A. Six Million Six Hundred Sixty Six Thousand Six Hundred Sixty
    Seven (6,666,667) shares of Common Stock, par value $.001 per share; and

         B. Six Hundred Sixty Six Thousand Six Hundred Sixty Seven (666,667) shares of Preferred Stock, par value $.001 per share ("Preferred Stock"). The Preferred Stock may be divided into and issued in series. The Board of Directors shall have the authority to divide the Preferred Stock into series and to fix and determine the powers, designations, preferences, rights, qualifications, limitations and restrictions of any series of Preferred Stock so established.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by John Lowry, an Authorized Officer, this 11th day of February, A.D. 2005.


                          By:____________________________________
                                    Authorized Officer

                     Name:____________________________________
                                     Print or Type

                       Title:____________________________________